Exhibit 99.1

NEWS FROM:

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES THIRD QUARTER RESULTS

NEW YORK, NEW YORK (October 10, 2003) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2003 third quarter operating loss of ($1,323,000) on net sales and other revenue of $7,452,000 as compared to an operating loss of ($1,794,000) on net sales and other revenue of $5,973,000 for the 2002 third quarter.  For the 2003 nine month period, Griffin reported an operating loss of ($978,000) on net sales and other revenue of $32,416,000 as compared to an operating loss of ($1,129,000) on net sales and other revenue of $28,475,000 for the 2002 nine month period.

Griffin’s landscape nursery business, Imperial Nurseries, Inc. (“Imperial”), incurred operating losses in the 2003 third quarter and 2003 nine month period, but those losses were lower than the operating losses Imperial incurred in the comparable 2002 periods.  The lower operating losses were due to lower charges for unsaleable inventories in the 2003 third quarter and 2003 nine month period versus the comparable 2002 periods.  The charges for unsaleable inventories were $250,000 in the 2003 third quarter and 2003 nine month period as compared to $900,000 in the 2002 third quarter and $1,300,000 in the 2002 nine month period. Imperial’s net sales in the 2003 third quarter and 2003 nine month period increased over the comparable 2002 periods, but the benefit from the sales increase was more than offset by lower gross margins on sales.  The increase in Imperial’s net sales in the 2003 nine month period as compared to the 2002 nine month period was lower than expected because Imperial did not sell all of its saleable inventory this year.  The lower than expected net sales were partly attributed to poor spring weather in Imperial’s markets and excess product available from other growers, which also depressed pricing and negatively effected Imperial’s gross margins.

Griffin’s real estate division, Griffin Land, had an increase in operating profit in the 2003 third quarter and 2003 nine month period versus the comparable 2002 periods due to increased profit from Griffin Land’s leasing activities.  Griffin Land’s results in the 2003 third quarter and 2003 nine month period reflect increased rental revenue, which was substantially offset by higher operating expenses of its properties and higher depreciation expense, principally reflecting the acquisition, early in the 2003 first quarter, of the remaining 70% interest in two office buildings of approximately 80,000 square feet each located in Griffin Center in Windsor, Connecticut.  Griffin previously held a 30% interest in those buildings.

Griffin reported a 2003 third quarter net loss of ($1,186,000) and a basic and diluted net loss per share of ($0.24) and ($0.25), respectively, as compared to 2002 third quarter net income of $1,499,000 and basic and diluted net income per share of $0.31 and $0.26, respectively.  For the 2003 nine month period, Griffin reported a net loss of ($2,352,000) and a basic and diluted net loss per share of ($0.48), as compared to net income of $1,663,000 and basic and diluted net income per share of $0.34 and $0.29, respectively, for the 2002 nine month period.

Griffin’s interest expense in the 2003 third quarter and 2003 nine month period was higher than interest expense in the comparable 2002 periods due principally to the interest on a $9.75 million nonrecourse mortgage used principally to finance the two recently acquired office buildings.

Results from Griffin’s equity investment in Centaur Communications, Ltd. (“Centaur”), a publishing company based in the United Kingdom, were lower in the 2003 third quarter and 2003 nine month period than the comparable 2002 periods due principally to the inclusion in the 2002 third quarter and 2002 nine month period of a gain by Centaur on the sale of its operation that provided on-line legal information services.  Griffin’s allocable portion of that gain was $8,400,000, and was partially offset by a goodwill impairment charge recorded by Centaur in the 2002 third quarter and nine month period, of which Griffin’s allocable share was $5,000,000.

Griffin operates landscape nursery and real estate businesses and has a 35% equity investment in Centaur.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

Griffin Land & Nurseries, Inc.

Consolidated Condensed Statement of Operations

(amounts in thousands, except per share data)

	Third Quarter Ended,				Nine Months Ended,
	Aug. 30, 2003		Aug. 31, 2002		Aug. 30, 2003		Aug. 31, 2002

Net sales and other revenue:
Landscape nursery business	$4,640		$3,842		$23,956		$22,035
Real estate business	2,812		2,131		8,460		6,440
Total net sales and other revenue	7,452		5,973		32,416		28,475

Operating profit (loss):
Landscape nursery business	(1,263)		(1,616)		(707)		(789)
Real estate business	438		181		1,079		833
General corporate expense	(498)		(359)		(1,350)		(1,173)
Total operating loss	(1,323)		(1,794)		(978)		(1,129)

Interest expense, net	(642	)(1)	(399	)(1)	(1,936	)(1)	(1,170	)(1)
Loss before taxes	(1,965)		(2,193)		(2,914)		(2,299)

Income tax benefit	(702)		(795)		(1,043)		(828)
Loss before equity investment	(1,263)		(1,398)		(1,871)		(1,471)

Income (loss) from equity investment	77		2,897	(2)	(481)		3,134	(2)

Net (loss) income	$(1,186)		$1,499		$(2,352)		$1,663

Basic net (loss) income per common share	$(0.24)		$0.31		$(0.48)		$0.34

Diluted net (loss) income per common share (3)	$(0.25)		$0.26		$(0.48)		$0.29

Weighted average common shares outstanding for computation of basic per share results	4,877		4,865		4,872		4,864

Weighted average common shares outstanding for computation of diluted per share results	4,877		4,966		4,872		4,971

(1) Includes interest on nonrecourse mortgages of certain real estate properties in the 2003 third quarter and 2003 nine month period of $0.5 million and $1.7 million, respectively, as compared to interest on nonrecourse mortgages in the 2002 third quarter and 2002 nine month period of $0.3 million and $0.9 million, respectively.

(2) Griffin’s equity income in the 2002 third quarter and 2002 nine month period included a gain, of which Griffin’s allocable share was $8.4 million, from Centaur’s sale of its operation that provided on-line legal services. That gain was partially offset in the 2002 third quarter and 2002 nine month period by a goodwill impairment charge recorded by Centaur, of which Griffin’s allocable share was $5.0 million.

(3) Includes the effect of stock options outstanding at Griffin’s equity investee, Centaur.